Editas Medicine Announces Fourth Quarter and Full Year 2025 Results and Business Updates

Lead candidate, EDIT-401, which demonstrated >90% mean LDL-C reduction in preclinical studies, remains on track for IND/CTA submission by mid-2026

Preparing to initiate Company’s first-in-human clinical trial in HeFH patients, with early human proof-of-concept data on track for year-end 2026

Strong cash position with cash runway into the third quarter of 2027

CAMBRIDGE, Mass., March 9, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the fourth quarter and full year 2025 and provided business updates.

“We achieved notable progress in the fourth quarter of 2025 as we advanced our mission and strategy to become a leader in in vivo gene editing,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “We continue to advance our lead in vivo development candidate, EDIT-401, an experimental, potential best-in-class, one-time therapy, which demonstrated significantly reduced mean LDL cholesterol levels of over 90 percent in preclinical studies. With cash runway into the third quarter of 2027, we are in a strong position to drive EDIT-401 toward upcoming milestones and look forward to submitting an IND/CTA by mid-2026 and initiating our first-in-human trial of EDIT-401 in patients living with heterozygous familial hypercholesterolemia (HeFH) later this year.”

Recent Achievements and Upcoming Milestones
•Editas continues to advance its lead in vivo development candidate, EDIT-401, which has demonstrated the potential to reduce mean LDL cholesterol levels by more than 90 percent in non-human primates, and will present additional preclinical data by mid-2026.
•The Company remains on track to submit an IND/CTA for EDIT-401 by mid-2026.
•Editas is preparing to initiate a first-in-human clinical trial in patients with HeFH later this year, and the Company is on track to achieve early human proof-of-concept data by the end of 2026.
•Editas plans to complete enrolling the dose-finding portion of the first-in-human clinical trial with topline data results available in 2027.

Upcoming Events

Editas Medicine plans to participate in the following investor event:

•Barclays 28th Annual Global Healthcare Conference
Format: Fireside Chat
Date: March 12, 2026
Time: 8:30 a.m. ET
Miami Beach, FL

To access a live webcast of the investor presentation, please visit the “Investors” section of the Company’s website at www.editasmedicine.com. An archived replay will be available for approximately 30 days following the event.

Fourth Quarter and Full Year 2025 Financial Results
Cash and cash equivalents as of December 31, 2025, were $146.6 million compared to $269.9 million as of December 31, 2024. The Company expects that the existing cash and cash equivalents will enable the Company to fund its operating expenses and capital expenditure requirements into the third quarter of 2027.
Fourth Quarter 2025
•For the three months ended December 31, 2025, net loss attributable to common stockholders was $5.6 million, or $0.06 per share, compared to net loss of $45.4 million, or $0.55 per share, for the same period in 2024.
•Collaboration and other research and development revenues decreased to $24.7 million for the three months ended December 31, 2025, compared to $30.6 million for the same period in 2024. The decrease is primarily attributable to the recognition of revenue related to milestones achieved under the Company’s collaboration agreement with BMS in the fourth quarter of 2024.
•Research and development expenses decreased by $21.2 million to $27.4 million for the three months ended December 31, 2025, compared to $48.6 million for the same period in 2024. The decrease is primarily related to reduced clinical and manufacturing costs related to discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, partially offset by costs attributable to in vivo research and discovery.

•General and administrative expenses decreased by $5.0 million to $11.4 million for the three months ended December 31, 2025, compared to $16.4 million for the same period in 2024. The decrease is primarily attributable to a reduction in employee-related expenses related to reduced headcount associated with the reduction in workforce, as well as reduced professional services in connection with the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024.
•Restructuring and impairment charges decreased by $18.5 million to a $6.3 million benefit for the three months ended December 31, 2025, compared to $12.2 million for the same period in 2024. The decrease is primarily attributable to favorable adjustments to prior estimated costs for contracts associated with the discontinuation of the clinical development of the Company’s reni-cel program upon finalization of contract costs.

Full Year 2025
•For the full year 2025, net loss attributable to common stockholders was $160.1 million, or $1.80 per share, compared to net loss of $237.1 million, or $2.88 per share, for the same period in 2024.
•Collaboration and other research and development revenues increased to $40.5 million for 2025, compared to $32.3 million for the same period in 2024. The increase was attributable to recognition of the remaining deferred revenue upon the conclusion of a collaboration agreement with a strategic partner, as well as recognition of revenue related to a milestone achieved in 2025 under our collaboration with BMS.
•Research and development expenses decreased by $109.2 million to $90.0 million for 2025, compared to $199.2 million for the same period in 2024. The decrease was primarily attributable to reduced clinical and manufacturing costs due to the discontinuation of the Company’s former reni-cel program, partially offset by costs attributable to in vivo research and discovery.

•General and administrative expenses decreased by $22.1 million to $49.9 million for 2025, compared to $72.0 million for the same period in 2024. The decrease was primarily related to reduced headcount associated with the workforce reduction and reduced professional services related to the discontinuation of the Company’s former reni-cel program.

•Restructuring and impairment charges increased by $48.4 million to $60.7 million for 2025, compared to $12.2 million for the same period in 2024. The increase was attributable actions associated with the discontinuation of the Company’s former reni-cel program and the associated workforce reduction.

About Heterozygous Familial Hypercholesterolemia (HeFH)
Heterozygous Familial Hypercholesterolemia (HeFH) is an inherited genetic disorder that leads to significantly elevated LDL‑cholesterol levels from an early age. Individuals with HeFH are at high risk of heart disease, heart attack, or stroke if the condition is not identified and treated early. An estimated 1.2 million people in the United States are living with HeFH, though many remain undiagnosed. Elevated LDL-C, also known as hyperlipidemia, is a highly prevalent disease affecting over 70 million patients in the United States alone. Substantial unmet need exists across multiple at-risk segments of patients with hyperlipidemia, including the HeFH population.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and planned clinical trials, including the Company’s expectation to achieve early human proof-of-concept data for EDIT-401 by year-end 2026 and complete enrolling the dose-finding portion of the EDIT-401 clinical trial with topline data results available in 2027; the timing for the Company’s receipt and presentation of data from its preclinical studies, including presenting additional preclinical data for EDIT-401 by mid-2026; the potential of, and expectations for, EDIT-401 and the Company’s other future in vivo product candidates; the timing or likelihood of regulatory submissions and approvals, including the timing of submission of an IND/CTA for EDIT-401 by mid-2026; and the Company’s expectations regarding its cash runway and the milestones that can be achieved with that cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation, timing, progress, and results of preclinical studies and clinical trials; uncertainty regarding availability and timing of results from preclinical studies and clinical trials; uncertainties relating to planned regulatory submissions to initiate clinical trials, including that results of preclinical studies will warrant such submissions or that regulatory agencies may require additional preclinical studies, that regulatory submissions shall occur on the expected timelines and that regulatory authorities will provide clearance for trials to be initiated; and that the Company will not be able to raise funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Collaboration and other research and development revenues	$24,741	$30,604	$40,520	$32,314
Operating expenses:
Research and development	27,404	48,611	89,953	199,247
General and administrative	11,353	16,354	49,903	71,987
Restructuring charges	(6,261)	12,232	60,674	12,232
Total operating expenses	32,496	77,197	200,530	283,466
Operating loss	(7,755)	(46,593)	(160,010)	(251,152)
Other income (expense), net:
Interest expense related to sale of future revenues	464	(2,190)	(6,171)	(2,190)
Interest income, net	1,676	3,391	8,310	16,252
Other expense, net	(5)	(3)	(2,189)	(3)
Total other income (expense), net	2,135	1,198	(50)	14,059
Net loss	$(5,620)	$(45,395)	$(160,060)	$(237,093)
Net loss per share, basic and diluted	$(0.06)	$(0.55)	$(1.80)	$(2.88)
Weighted-average common shares outstanding, basic and diluted	97,255,149	82,613,831	88,745,908	82,338,220

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents, and marketable securities	$146,645	$269,913
Working capital	117,649	212,090
Total assets	186,534	341,589
Deferred revenue, net of current portion	44,509	54,204
Total stockholders' equity	27,288	134,274
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Investor and Media Contacts:
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